Exhibit 99.1


    Factory Card & Party Outlet Corp. Announces Sales for February


    NAPERVILLE, Ill.--(BUSINESS WIRE)--March 8, 2007--Factory Card & Party Outlet Corp. (NASDAQ: FCPO) announced today that net sales for the four-week period ended March 3, 2007 decreased 7.7 percent from the four-week period ended March 4, 2006. Comparable store sales for the four-week period ended March 3, 2007 decreased 7.4 percent from the prior year.

    "February sales results reflect the negative impact of several severe weather systems that contributed to diminished store traffic, reduced store hours and store closings in several of our markets during the month. The weather was particularly disruptive to our business in the week of and prior to Valentines Day," stated Gary W. Rada, President and Chief Executive Officer.




        Net Sales            March 3,       March 4,    Percent Change
  (dollars in millions)       2007         2006 (1)      Total Sales
                          -------------- -------------- --------------
Four weeks ended              $16.9          $18.3          (7.7%)


    (1) Prior year sales do not reflect prior year fiscal period sales as they have been restated for comparability consistent with the National Retail Federation calendar.

    Factory Card & Party Outlet (www.factorycard.com) based in Naperville, Illinois, is the largest publicly traded retail party chain in the United States. Factory Card & Party Outlet currently operates 187 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise, and other special occasion merchandise at everyday value prices.

    Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

    In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.


    CONTACT: Factory Card & Party Outlet Corp.
             Tim Benson
             (630) 579-2231
             tbenson@factorycard.com